Exhibit 8.1

June 17, 2011

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax matters with respect to SL Green Realty Corp. (the “Company”) in connection with the post-effective amendment to the Form S-3 registration statement of the Company and Reckson Operating Partnership, L.P. (“Reckson OP”) (File No. 333-163914) to be filed by the Company, SL Green Operating Partnership, L.P. and Reckson OP with the Securities and Exchange Commission (the “SEC”) on or about June 17, 2011 (the “Registration Statement”).

The opinions expressed below are based, in part, upon (i) various assumptions and factual representations set forth in the Registration Statement (including the prospectus relating thereto), in registration statements on Forms S-11 and S-3 previously filed by the Company with the SEC and in a letter delivered to us by the Company today (the “Representation Letter”), (ii) the opinion of Clifford Chance US LLP, dated June 17, 2011 (the “Clifford Chance Opinion”), regarding the qualification of Gramercy Capital Corp. as a real estate investment trust (a “REIT”) for federal income tax purposes, and (iii) our review of such other documents as we have considered necessary or appropriate as a basis for rendering this opinion.  We have not made any independent investigation of the facts set forth in any of these documents.  We are not, however, aware of any material facts or circumstances contrary to or inconsistent with the representations we have relied upon as described herein or other assumptions set forth herein.  We have assumed that (i) all representations made in the Representation Letter to the best of the knowledge of any person are true, correct and complete as if made without such qualification and (ii) no action will be taken by the Company that is inconsistent with the Company’s status as a REIT for any period prior or subsequent to the date hereof.  We have also assumed that the assumptions and conditions underlying, respectively, the Clifford Chance Opinion is true and correct.  The opinions expressed below are also based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (including temporary and proposed regulations) and existing administrative and judicial interpretations thereof (including private letter rulings issued by the Internal Revenue Service (the “IRS”), which are not binding on the IRS except with respect to a taxpayer receiving such a ruling), all as they exist at the date of this letter.  All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect.  Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

Based on the foregoing, we are of the opinion that, commencing with the Company’s taxable year ended December 31, 2001, the Company was organized and has been operated in conformity with the requirements for qualification and taxation as a REIT under the Code and

GREENBERG TRAURIG, LLP • ATTORNEYS AT LAW • WWW.GTLAW.COM
MetLife Building, 200 Park Avenue • New York, New York 10166 • Tel 212.801.9200 • Fax 212.801.6400

the proposed method of operation of the Company will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code.

We express no opinion with respect to the transactions described herein or in the Registration Statement other than those opinions expressly set forth herein.  Furthermore, the Company’s qualification as a REIT will depend upon the Company’s meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT.  We will not review these operations and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto for any taxable year.

This opinion letter is furnished to you for your use in connection with the Registration Statement.  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in connection with the material discussed therein under the caption “Material United States Federal Income Tax Consequences,” including its use under the caption “Legal Matters” with respect to such material.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP